EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated March 31, 2008, is entered into by and between Acacia Technologies LLC, a Delaware corporation ("Acacia”), and Paul R. Ryan (“You”), on the following terms and conditions.

BACKGROUND

Acacia and You desire to enter into this Agreement, subject to the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, Acacia and You, intending to be legally bound, hereby agree as follows:

1.  Position and Responsibilities.  You shall be employed as Chief Executive Officer. You agree that, at all times during your employment hereunder, You shall be subject to and comply with Acacia's personnel policies including Acacia's Insider Trading Policy (attached hereto as Exhibit A), Sexual Harassment Policy (attached hereto as Exhibit B) and Employee Handbook, all as may be modified from time to time.  You shall devote your full working time and efforts to Acacia's business to the exclusion of all other employment or active participation in other business interests, unless otherwise consented to in writing by Acacia.

2.  Employment.  Your employment will be at-will, and may be terminated by Acacia or You upon thirty (30) days notice to the other party for any reason.  This at-will arrangement can not be changed during your employment, unless agreed to in writing by the Compensation Committee of the Board of Directors of Acacia Research.

3.  Compensation.  For all services rendered by You pursuant to this Agreement, Acacia shall pay You, subject to your adherence to all of the terms of this Agreement, and You shall accept as full compensation hereunder, the following:

3.1  Salary.   Acacia shall pay You an annual salary (the “Salary”) of Three Hundred Thirty Seven Thousand Nine Hundred Ten Dollars ($337,910).  The Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable bi-weekly, in accordance with the normal payroll procedures of Acacia.

3.2  Discretionary Bonus.  You shall be eligible for a discretionary bonus equal in value of up to Thirty percent (30%) of your annual salary.  Such bonus shall be at the sole discretion of the Compensation Committee of Acacia Research Corporation, and shall be based upon personal performance, overall company performance, and any other factors that the Compensation Committee elects to consider.  This bonus is solely within the discretion of the Compensation Committee, which may elect to pay You no bonus in any given year or years.  The Compensation Committee may increase the amount of the discretionary bonus, but has no obligation to do so. In order to be eligible for the discretionary annual bonus, this Agreement must be in full force and effect at the time of the payment of such bonus. The discretionary annual bonus shall be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.

3.3  Benefits and Perquisites. Acacia shall make benefits available to You, including, but not limited to, vacation and holidays, sick leave, health insurance, and the like, to the extent and on the terms made available to other similarly situated employees of Acacia. This provision does not alter Acacia's right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits.  All such benefits shall cease upon the termination of your employment under this Agreement.

4.  Termination. The employment relationship between You and Acacia created hereunder shall terminate upon the occurrence of any one of the following events:

4.1  Death or Permanent Disability.   Acacia may terminate this Agreement and any further obligations to You if You die or, due to physical or mental disability, You are either (a) unable to reasonably and effectively carry out your duties with reasonable accommodations by Acacia or (b) unable to reasonably and effectively carry out your duties because any reasonable accommodation which may be required would cause Acacia undue hardship.  In the event of a disagreement concerning your perceived disability, You shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of your disability, one selected by You, one selected by Acacia, and one selected by both such physicians.  The majority decision of such three physicians shall be final and binding on the parties.

4.2  Termination for Cause.  Acacia may immediately terminate this Agreement and any further obligations to You upon the occurrence of any of the following:

(a)  You fail or refuse to perform your duties hereunder, or breach any of your obligations under this Agreement;

(b)  You commit any act which is likely to have the effect of injuring the reputation, business or business relationship of Acacia;

(c)  You are convicted of or plead guilty or nolo contendre to any criminal offense, or are charged with any felony; or

(d)  You embezzle or misuse any of Acacia's funds or assets or commit any act of fraud or dishonesty with respect to any aspect of Acacia's business;

5.  Compensation Upon Termination;

5.1  Cause, Death or Disability.  Upon termination of your employment under this Agreement due to Cause, death or disability, You shall be entitled only to payment of the Salary earned by You before the effective date of termination.

5.2  Other Than Cause.  Upon termination of your employment under this Agreement other than for Cause, Death or Disability, You shall be entitled only to (i) payment of the Salary earned by you before the effective date of termination, as provided in Section 2 hereof; (ii) any accrued and unused vacation pay earned as of the effective date of termination; and (iii) any severance payments as provided by Acacia's then current severance plan, if any.

5.3  Remedy.  Should Acacia terminate your employment for Cause, and it is later determined that Acacia did not have Cause for the termination, then Acacia’s decision to terminate You shall be deemed to have been made without Cause and Acacia shall pay You the compensation as set forth in this Agreement, as your sole and exclusive remedy.

6.  Confidentiality.

6.1  Confidential Information. Acacia and You recognize that You will acquire certain confidential and proprietary information relating to Acacia's business and the business of Acacia's affiliates. Such confidential and proprietary information is information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy ("Confidential Information").  Confidential Information may include, without limitation, the following: business plans, projections, planning and strategies, marketing plans, materials, pricing, programs and related data, product information, services, budgets, acquisition plans, the names or addresses of any employees, independent contractors or customers, licensing strategy, statistical data, financial information or arrangements, manuals, forms, techniques, know-how, trade secrets, software, any method or procedure of Acacia's business, whether developed by Acacia or developed, or contributed to, by You during the course of your employment, or made available to You by Acacia or any of Acacia's affiliates in the course of your employment, or any market development, research or expansion projects, business systems and procedures and other confidential business and proprietary information.  Confidential Information may be contained in written materials, verbal communications, the unwritten knowledge of employees, or any other tangible medium, such as tape, computer, or other means of electronic storage of information.

6.2  Obligation of Confidentiality.  You acknowledge and agree that (a) all of the Confidential Information constitutes special, unique and valuable assets of Acacia and trade secrets, the disclosure of which would cause irreparable harm and substantial loss to Acacia and/or its affiliates.  In view of the foregoing, You agree that at no time will You, directly or indirectly, and whether during or after your employment with Acacia, use, reveal, disclose or make known any Confidential Information without specific written authorization from or written direction by Acacia.  You further agree that, immediately upon termination or expiration of your employment for any reason whatsoever, or at any time upon request by Acacia, You will return to Acacia all Confidential Information.

7.  Intellectual Property. You agree that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to Acacia's audio and video patent portfolio or any other intellectual property owned by Acacia or its affiliates or subsidiaries, whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by You, whether solely or jointly with others, in connection with your employment with Acacia (collectively, the “Intellectual Property”) shall be and remain the exclusive property of Acacia, and, to the extent applicable, a “work made for hire,” and Acacia shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By your execution of this Agreement, You hereby irrevocably and unconditionally assign to Acacia all right, title and interest in any such Intellectual Property. You further agree to take all such steps and all further action as Acacia may reasonably request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as Acacia may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to Acacia or its successors and assigns. You further agree promptly and fully to disclose any Intellectual Property to the officers of Acacia and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by You and, upon termination, or expiration of your employment with Acacia, to turn over to Acacia all such Material.  Any intellectual property which was developed by You prior to the date of this agreement, or which is developed by You during or after the termination of this Agreement and is not in any way related to any of Acacia's or any of its subsidiaries' or affiliates' intellectual property, shall be owned by You.

8.  Other Activities, Non-Solicitation. During the term of this Agreement, You shall not engage in any activities that are competitive with Acacia, or any of its affiliates or subsidiaries, or that would result in a conflict of interest.  You are not prohibited from engaging in any other activities.  In the event of the termination of your employment for any reason, You, for a period of one year shall not: (a) solicit for employment and then employ any employee of Acacia or any of its affiliates or subsidiaries or any person who is an independent contractor involved in any of its affiliates or subsidiaries; (b) make any public statement concerning Acacia, or any of its affiliates or subsidiaries, or your employment, unless previously approved by Acacia, except as may be required by law; or (c) induce, attempt to induce or knowingly encourage any Customer of Acacia or any of its affiliates or subsidiaries to divert any business or income from Acacia or any of its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with Acacia or any of its affiliates or subsidiaries.  The term “Customer” shall mean any individual or business firm that was or is a customer or client of, or one that was or is a party in a investor agreement with, or whose business was actively solicited by, Acacia or any of its affiliates or subsidiaries at any time, regardless of whether such customer was generated, in whole or in part, by your efforts.

9.  Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief without the need for an undertaking in order to enforce or prevent any violations of the provisions of this Agreement.

10.  Assignment. This Agreement is personal to You and may not be assigned in any way by You without the prior written consent of Acacia.   Any such attempted assignment without Acacia's written consent shall be void.

11.  Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect.  Moreover, any provision so affected shall be limited only to the extent necessary to bring the Agreement within the applicable requirements of law.

12.  Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought and any and all legal proceedings to enforce this Agreement whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Los Angeles County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient.

13.  Arbitration.  Any controversy, claim or dispute arising out of or in any way relating to this Agreement, the alleged breach thereof, and/or your employment with Acacia or its termination including, without limitation, claims for breach of any express or implied contract, tort claims, claims for violation of any federal, state or other governmental law, statute, ordinance, Executive Order or regulation, and any and all claims for employment discrimination or harassment, shall be determined by binding arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes ("Rules") which are in effect at the time of the arbitration.  The Rules are hereby incorporated by reference.  California Code of Civil Procedure § 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference.  In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement.  The arbitration shall be commenced and heard in Los Angeles County, California.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted.  The Arbitrator shall issue a written decision explaining his/his award.  Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s).  The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration.  However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, shall be determined by arbitration under this paragraph.  Notwithstanding the foregoing, claims for workers' compensation benefits, unemployment compensation benefits, or claims based upon an employee benefit plan which provides by its own terms for arbitration are exempted from the provisions of this Paragraph.  In any arbitration hereunder, the parties will each pay for their costs and attorneys' fees, if any.  However, if either party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party in accordance with that statute.  If any claim or class of claim is determined by applicable law not to be subject to arbitration, this Agreement to arbitrate shall remain in full force and effect with respect to all other claims asserted between the parties.

14.  Entire Agreement, Amendment and Waiver. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Acacia and You, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.  Waiver of any provision of this Agreement, or any breach thereof, shall not be deemed to be a waiver of any other provision or any subsequent alleged breach of this Agreement.

15.  Survival and Counterparts.  The provisions of Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACACIA TECHNOLOGIES LLC.

By    /s/ Robert L. Harris
Name:  Robert L. Harris
Its:  President

         /s/ Paul R. Ryan
Paul R. Ryan

6